SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities
              Exchange Act of 1934 (Amendment No.   )

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ] Preliminary proxy statement

[x]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

             Park Electrochemical Corp.

                    (Name of Registrant as Specified in Its Charter)

            Park Electrochemical Corp.
                     (Name of Person(s) Filing Proxy Statement

Payment of filing fee (Check the appropriate box):

[ ]   $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(l), or
      14a-6(j)(2)

[ ]   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules
      14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:


(2)   Aggregate number of securities to which transactions applies:


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:



(4)   Proposed maximum aggregate value of transaction:



[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:


      (2)  Form, schedule or registration no.:


      (3)  Filing party:


      (4)  Date filed:



APPENDIX to electronically filed Proxy Statement dated May 26, 1995 of Park Electrochemical Corp. listing all graphic information included in such proxy statement:

1. Stock Performance Graph appearing on page __ of proxy statement dated May 26, 1995 comparing the yearly percentage change in the cumulative total shareholder return on the Registrant's Common Stock with the cumulative total return of the New York Stock Exchange Market Index and a peer group index comprised of the Company and 192 other companies for the period of the Company's five fiscal years commencing February 25, 1990 and ending February 26, 1995, assuming that $100 had been invested in the Company's Common Stock and each index on February 25, 1990 and that all dividends on the Company's Common Stock and on each stock included in each index were reinvested.

      Such graph shows that such $100 invested in the Company's Common Stock would have had a value of $91.70 on March 3, 1991, $108.57 on March 1, 1992, $102.88 on February 28, 1993,
      $231.02 on February 27, 1994 and $300.23 on February 26, 1995,
      that such $100 invested in the New York Stock Exchange Market Index would have had a value of $113.41, $130.25, $140.21, $158.37 and $160.81, respectively, on such dates and that such $100 invested in the peer group index would have had a value of $113.99, $133.46, $169.97, $233.24 and $276.12, respectively, on such dates.

































                    PARK ELECTROCHEMICAL CORP.

                          _______________

             Notice of Annual Meeting of Shareholders
                           July 12, 1995
                          _______________




      The Annual Meeting of Shareholders of PARK ELECTROCHEMICAL CORP. (the "Company") will be held at The Chase Manhattan Bank, One Chase Manhattan Plaza, New York, New York on July 12, 1995, at 10:00 o'clock A.M., New York time, for the purpose of considering and acting upon the following:

      1. The election of six (6) directors, to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

      2. The authorization of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 15,000,000 shares to 30,000,000 shares.

      3. The transaction of such other business as may properly come before the meeting.


      Only holders of record of Common Stock at the close of business on May 23, 1995 will be entitled to notice of, and to vote at, the meeting or any adjournment thereof.


                                 By Order of the Board of Directors,





                                          Jerry Shore,
                                     Chairman of the Board





Dated:  May 26, 1995




ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE
MEETING.  IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE DATE
AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT
PROMPTLY TO THE COMPANY IN THE ENCLOSED ENVELOPE.  NO
POSTAGE IS REQUIRED.



                    PARK ELECTROCHEMICAL CORP.
                          5 Dakota Drive
                   Lake Success, New York 11042
                        __________________

                   P R O X Y  S T A T E M E N T
                  Annual Meeting of Shareholders
                           July 12, 1995
                        __________________


      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors ("Board") of Park Electrochemical Corp. (the "Company") of proxies with respect to the Annual Meeting of Shareholders of the Company to be held on July 12, 1995, and any adjournment thereof ("Meeting"). Any shareholder giving such a proxy (the form for which is enclosed with this Proxy Statement) has the power to revoke the same at any time before it is voted by delivering written notice of such revocation to the Secretary of the Company. All expenses in connection with the solicitation of these proxies will be borne by the Company. Proxies may be solicited by certain officers and employees of the Company by mail, telephone, telegraph, facsimile transmission or personal interview.

      This Proxy Statement and the accompanying form of proxy are being mailed on or about May 26, 1995 to all shareholders of record as of the close of business on May 23, 1995.

                              VOTING SECURITIES

      At May 23, 1995, the outstanding voting securities of the Company consisted of 5,728,151 shares of Common Stock, $.10 par value, of the Company ("Common Stock"), each share of which, held of record at the close of business on May 23, 1995, is entitled to one vote. Presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. At May 23, 1995, all executive officers and directors of the Company as a group beneficially owned an aggregate of 945,201 shares of Common Stock (including options to purchase an aggregate of 75,381 shares), constituting approximately 16.3% of the outstanding shares of Common Stock (giving effect to the exercise of such options).

      The following table sets forth information at May 23, 1995 with respect to each person (including any "group" of persons as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is known to the Company to be the beneficial owner of more than 5% of the Common Stock:

                                                       Amount and
                                                       Nature of       Percent
     Title                Name and Address             Beneficial        of
   of Class              of Beneficial Owner           Ownership        Class

Common Stock............Jerry Shore                    814,056 (1)      14.1%
                        5 Dakota Drive
                        Lake Success, NY 11042




                                                       Amount and
                                                       Nature of       Percent
     Title                Name and Address             Beneficial        of
   of Class              of Beneficial Owner           Ownership        Class

Common Stock............FMR Corp.                      373,456 (2)       6.5%
                        Fidelity Management & Research
                         Company
                        Edward C. Johnson 3rd
                        82 Devonshire Street
                        Boston, MA 02109

Common Stock............The Capital Group              338,600 (3)       5.9%
                         Companies, Inc.
                        Capital Research and
                         Management Company
                        333 South Hope Street
                        Los Angeles, CA 90071

   _____________________

(1)   This amount (a) includes 32,500 shares of Common Stock which Jerry
      Shore may acquire pursuant to options, and (b) excludes 56,205 shares owned by a member of Jerry Shore's family. Jerry Shore disclaims beneficial ownership of the shares described in clause (b) of this footnote.

(2)   Information based on joint Schedule 13G of FMR Corp., Fidelity
      Management & Research Company ("Fidelity") and Edward C. Johnson 3rd, as amended January 6, 1995. According to the aforesaid document, FMR
      Corp., its wholly owned subsidiary, Fidelity, an investment adviser registered under the Investment Advisers Act of 1940, and Edward C.
      Johnson 3rd, each had sole power to dispose of all 373,456 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3rd,
      Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(3)   Information based on joint Schedule 13G of The Capital Group
      Companies, Inc. ("Capital Group") and Capital Research and Management
      Company ("Capital Research"), as amended February 8, 1995. According to the aforesaid document, (i) Capital Research, a registered investment adviser and an operating subsidiary of Capital Group, had sole power to dispose of all of such 338,600 shares, (ii) neither
      Capital Group nor Capital Research had the power to vote any of such 338,600 shares and (iii) both Capital Group and Capital Research disclaimed beneficial ownership of all of such 338,600 shares pursuant to Rule 13d-4 of the Securities Exchange Act of 1934, as amended.

      For information with respect to the beneficial ownership of shares by each director and each nominee for director of the Company, see "Election of Directors" below.








                           ELECTION OF DIRECTORS

      The Board to be elected at the Meeting consists of six (6) members. Proxies will be voted in accordance with their terms and, in the absence of contrary instructions, for the election as directors of the nominees whose names appear in the following table, to serve for the ensuing year and until their successors are elected and qualified. Should any of the nominees not remain a candidate at the time of the Meeting (a situation which is not now anticipated), proxies solicited hereunder will be voted in favor of those nominees who do remain as candidates and may be voted for substituted nominees. The six nominees who receive a plurality of the votes cast at the Meeting in person or by proxy shall be elected. Each of the nominees is presently a member of the Board.

                    Principal Occupation;                    Shares of Common
                    Positions and Offices                   Stock Beneficially
                      with the Company;         Director   Owned at May 23, 1995
      Name          Other Directorships     Age   Since   Number Percent of Class

Anthony Chiesa..... Former Vice President    74   1954    37,500    Less than 1%
                    of the Company

Lloyd Frank........ Partner, Parker Chapin   69   1985     1,000    Less than 1%
                    Flattau & Klimpl, New
                    York City; director of
                    Grow Group, Inc. and
                    Metro-Tel Corp.

Norman M. Schneider Business Consultant;     84   1981     4,837    Less than 1%
                    director of Toys "R"
                    Us, Inc. and Datascope
                    Corp.

Brian E. Shore..... Executive Vice President 43   1983   28,802(1)  Less than 1%
                    of the Company

Jerry Shore........ Chairman of the Board,   69   1954  814,056(2)         14.1%
                    Chief Executive Officer
                    and President of the
                    Company

E. Philip Smoot.... Executive Vice President 57   1988   48,756(3)  Less than 1%
                    of the Company

_________________

(1) This amount includes 12,500 shares of Common Stock which Brian Shore may acquire pursuant to options.

(2) See footnote (1) to the table under "Voting Securities" for information with respect to these shares.

(3) This amount includes 27,756 shares of Common Stock which E. Philip Smoot may acquire pursuant to options.

      Each of the persons named in the above table has had the principal occupation set forth opposite his name for at least the past five years, except for Brian E. Shore, who was elected an Executive Vice President of the Company in May 1994 and a Vice President of the Company in January 1993. Brian Shore served as the Company's General Counsel for more than the past five years until April 1994. Parker Chapin Flattau & Klimpl, a law firm of which Lloyd Frank is a partner, was retained to provide counsel to the Company during its last fiscal year and the Company has retained this firm during its present fiscal year.

      By virtue of his ownership of approximately 14.1% of the outstanding voting securities of the Company and his positions as Chairman of the Board, President and a director of the Company, Jerry Shore may be deemed to be a "control person" of the Company, as such term is defined in the rules under the Securities Exchange Act of 1934, as amended.

      There are no family relationships among any of the persons named in the above table or among any of such persons and any of the other executive officers of the Company, except that Jerry Shore is the father of Brian E. Shore.

      The Company's Audit Committee consists of Anthony Chiesa, Lloyd Frank and Norman M. Schneider. Its functions are to review the Company's financial statements with the Company's independent auditors, recommend to the Board the appointment of the independent auditors, review the performance and scope of services to be provided by the independent auditors and review the adequacy of internal auditing and accounting procedures and controls. The Company has a CEO Compensation Committee consisting of Anthony Chiesa, Lloyd Frank and Norman M. Schneider. Its functions are described herein under "Compensation Report". The Company does not have a nominating committee or other compensation committee or committees performing similar functions.

      The Board met four times and the Audit Committee met once during the Company's last fiscal year. Each of the directors attended at least 75% of the meetings of the Board and each committee thereof of which he was a member held during the Company's last fiscal year.

      Each director who is not an employee of the Company or any of its subsidiaries receives a fee of $5,000 per annum, plus travel expenses, for attendance at meetings of the Board of Directors of the Company.


                         INCREASE IN COMMON STOCK

      At the Meeting, shareholders will be asked to authorize an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 15,000,000 shares to 30,000,000 shares.

      At May 23, 1995, the authorized capital stock of the Company consisted of 15,000,000 shares of Common Stock, of which 5,728,151 shares were outstanding, and 500,000 shares of Preferred Stock, none of which were outstanding. In addition, at that date, 373,425 shares of Common Stock were reserved for issuance upon exercise of outstanding options granted or which may be granted under the Company's stock option plans. Accordingly, only 8,898,424 shares of Common Stock were available and not reserved for future issuance at that date.

      The Board believes that the increase in the number of authorized shares of Common Stock is in the best interests of the Company and its shareholders because additional shares of Common Stock will be available for use in acquisitions, in raising additional capital, in connection with stock splits and stock dividends and for other corporate purposes. At present the Company has no specific plans and is not a party to any negotiations as to the issuance of any of the additional shares of Common Stock which are proposed to be authorized.




      If the proposed amendment is authorized by the Company's shareholders, the additional shares of Common Stock would be issuable at any time, and from time to time, by action of the Board of Directors without further authorization from the Company's shareholders except as otherwise required by applicable law or rules and regulations (including those of stock exchanges) to which the Company may be subject. Holders of the Common Stock have no preemptive rights therein. The shareholders of the Company are not entitled to appraisal rights as a result of the submission or authorization of the proposed amendment.

      The additional authorized shares of Common Stock could be used by the Board to make more difficult a change in control of the Company, although that is not the Board's purpose in recommending the increase in authorized shares of Common Stock. Under certain circumstances, such shares may be used (alone or in conjunction with the Company's authorized and unissued Preferred Stock) to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise to gain control of the Company. The Board of Directors is not aware of any proposed takeover or any proposal to gain control of the Company.

      The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is required for the authorization of the proposed amendment. The Board unanimously recommends that shareholders vote FOR the proposed increase in the number of authorized shares of Common Stock. Proxies will be voted on this proposal in accordance with their terms and, in the absence of contrary instructions, for authorization of the amendment of the Certificate of Incorporation.


                          EXECUTIVE COMPENSATION

Summary Compensation

      The following table shows the annual compensation and long-term compensation for each of the three most recent fiscal years for the Company's Chief Executive Officer and the three executive officers whose salary and bonus for the most recent fiscal year exceeded $100,000.

Insert Annual Compensation Table


























                                                                                  Long Term
                                                                                 Compensation
                                                  Annual Compensation               Awards
    Name and                                                      Other Annual     Securities     All Other
    Principal                     Year                            Compensation     Underlying    Compensation
    Position                      (1)       Salary       Bonus        (2)       Options/SARs(#)      (3)

Jerry Shore (4)                  1995     $350,000   $150,000      $34,850         10,000         $48,876
 Chairman of the Board,          1994      250,000     49,800       34,850         20,000          29,980
 President and Chief             1993      250,000      -0-         34,850         10,000          12,193
 Executive Officer

E. Philip Smoot                  1995      271,790    160,000        -0-           10,000          42,055
 Executive Vice President        1994      251,390    150,000        -0-           10,000          23,584
                                 1993      231,000     34,000        -0-            6,509          11,136

Brian E. Shore                   1995      209,280     40,000        -0-           10,000          13,876
 Executive Vice President        1994      158,550     30,000        -0-            3,500          18,855
                                 1993      151,000     10,000        -0-            3,000           7,834


Allen Levine (5)                 1995      181,170     45,000        -0-            2,000          13,876
 Secretary, Treasurer,           1994      152,250     25,000        -0-            3,500          17,725
 Vice President and              1993      145,000     12,500        -0-            2,000           7,664
 Chief Financial Officer


_________________


















(1) Data are provided for the Company's fiscal years ended February 26, 1995, February 27, 1994 and February 28, 1993, respectively.

(2) Amounts shown for Jerry Shore are the costs for the purchase of certain term life insurance policies for Jerry Shore, the beneficiaries of which are certain members of Jerry Shore's family.

(3) Reflects the amount of Company contributions to the Profit Sharing Plan which were accrued for the fiscal years shown pursuant to such Plan for the accounts of the named executive officers. These amounts vest in accordance with a graduated scale based on years of service of the employee with the Company. The amounts shown for Jerry Shore also include $35,000, $6,396 and $1,057 for 1995, 1994 and 1993, respectively, credited by the Company to a separate account maintained by the Company in accordance with Jerry Shore's employment agreement. The amount shown for E. Philip Smoot for 1995 includes $28,179 credited by the Company to a separate account maintained by the Company in accordance with an agreement with E. Philip Smoot. These amounts are determined as the amounts the Company would have contributed to the Profit Sharing Plan for Jerry Shore and E. Philip Smoot for such years but for the limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code").

(4) In accordance with the provisions of an amended and restated employment agreement between Jerry Shore and the Company, as amended, pursuant to which he has agreed to serve as chairman of the board, chief executive officer or president of the Company for an initial term ending on February 28, 1999, Jerry Shore receives a base salary of $350,000 per annum (subject to annual review by the CEO Compensation Committee of the Board) and an incentive bonus equal to 4% of the amount by which consolidated net earnings, after taxes, of the Company and its subsidiaries for each fiscal year, exceed $7,500,000. The bonus is limited to a maximum of $350,000 per year. Although under the incentive bonus formula Jerry Shore would have been entitled to a bonus of $350,000 for the last fiscal year, he decided to limit his bonus to $150,000. The agreement also provides that the initial term will be automatically extended for additional successive one year periods unless the Board of Directors of the Company elects to terminate the agreement by notification to Jerry Shore at least five years prior to the commencement of each such one-year period, in which event the agreement will terminate five years from the 1st day of March following such notification. No such notification has been given to date and, therefore, Jerry Shore's employment term under the agreement will continue until February 28, 2001. Pursuant to the agreement, Jerry Shore has the right to retire from full-time employment and serve as a consultant to the Company for a period of five years. In such event, he will be paid an annual consulting fee equal to 60% of his base salary in effect under the employment agreement at the time of his retirement, subject to an indexed cost of living increase. Pursuant to the agreement, Jerry Shore has deferred receipt of certain amounts payable to him under the agreement and his prior employment agreement with the Company until his retirement, and the Company has agreed to pay Jerry Shore interest on the amounts deferred at the prime rate.

(5) At May 23, 1995, Allen Levine beneficially owned 10,250 shares of Common Stock, including 2,625 shares of Common Stock which he may acquire pursuant to options.






Stock Options

      The Company's 1982 Stock Option Plan and 1992 Stock Option Plan (the "Plans") provide for the grant to key employees of the Company of both options which qualify as incentive stock options under the Internal Revenue Code of 1986 and non-qualified stock options. The Plans are each administered by a committee appointed by the Board. The following table sets forth certain information for the Company's last fiscal year with respect to options to purchase shares of Common Stock granted pursuant to the Plans:

Insert Option/SAR Grants Table




















































                                     Option/SAR Grants in Last Fiscal Year


                      Number of                                                Potential Realizable Value
                     Securities    % of Total                                          at Assumed
                     Underlying   Options/SARs   Exercise                      Annual Rates of Stock Price
                    Options/SARs   Granted to     or Base                        Appreciation for Option
                     Granted (#)  Employees in     Price                                 Term (2)
    Name                 (1)      Fiscal Year     ($/sh.)    Expiration Date    0% ($)   5% ($)   10% ($)
Jerry Shore           10,000         14.3%       $26.25      May 18, 2004       $0    $165,100  $418,400

E. Philip Smoot       10,000         14.3%        26.25      May 18, 2004        0     165,100   418,400

Brian E. Shore        10,000         14.3%        26.25      May 18, 2004        0     165,100   418,400

Allen Levine           2,000          2.9%        26.25      May 18, 2004        0      33,000    83,700

_____________________



























(1) Options become exercisable 25% one year from the date of grant with an additional 25% exercisable each succeeding year. The Company has not granted stock appreciation rights.

(2) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options at the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the life of the options. This schedule does not take into account provisions of the options providing for termination of the option following termination of employment, nontransferability or vesting over periods of four years. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. The column indicating 0% appreciation is included to reflect the fact that a zero percent gain in stock price appreciation will result in zero dollars for the optionee. No gain to the optionees is possible without an increase in stock price appreciation, which will benefit all shareholders commensurately.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year End Option Values

      The following table provides details regarding the pre-tax value realized from the exercise of stock options during the Company's last fiscal year and the value of unexercised options held by the named individuals as of the end of such fiscal year.

Insert Aggregated Options Table





























                                              Number of Securities         Value of Unexercised
                Shares Acquired    Value      Underlying Unexercised     In-the-Money Options/SARs
                On Exercise (#)   Realized  Options/SARs at FY-End (#)       at FY-End ($) (3)
    Name              (1)           (2)     Exercisable  Unexercisable  Exercisable  Unexercisable
Jerry Shore         50,000        $818,750     20,000        30,000     $437,250       $494,500

E. Philip Smoot       -0-            -0-       14,379        27,505      316,211        459,982

Brian E. Shore        -0-            -0-        7,125        15,375      157,922        196,391

Allen Levine        10,125         192,573       -0-          6,875         -0-         119,078


































(1)   The Company has not granted stock appreciation rights.

(2) Value realized equals market value on the date of exercise, less the exercise price, times the number of shares acquired, without deducting any taxes paid by employee.

(3) Value of unexercised options equals market value of the share underlying "in-the-money" options at February 26, 1995 ($34.625), less exercise price, times the number of options outstanding.

      During the last fiscal year, 56 employees of the Company and its subsidiaries as a group (including all executive officers and directors of the Company) were granted options to purchase an aggregate of 69,800 shares of Common Stock under the Plans. At May 23, 1995, 126 employees of the Company and its subsidiaries were participants in the Plans and approximately 150 employees were eligible to participate in the Plans. As of such date, an aggregate of 300,709 shares of Common Stock were subject to options under the Plans at prices ranging between $11.00 and $36.625 per share and expiring between June 21, 1995 and May 9, 2005.


Compensation Report

      Compensation of the Company's executive officers is composed of salary, annual cash bonuses, stock options and the Company's Profit Sharing Plan. The Board has a CEO Compensation Committee which considers and takes any necessary action regarding the compensation of the Company's Chief Executive Officer, other than the grant of stock options or compensation pursuant to plans administered by the Board. The Board does not have any other compensation committee. Jerry Shore, Chairman of the Board, President and Chief Executive Officer of the Company, determines the annual salary and cash bonus for each executive officer other than himself. A committee of the Board administers the Plans, including decisions as to the number of options to grant to each executive officer. The amount of discretionary contributions to the Profit Sharing Plan for each fiscal year is determined by the Board of Directors.

      Salaries of executive officers are determined based on the significance of the position to the Company, individual experience and expertise, individual performance and information gathered informally as to compensation levels of comparable companies in the same geographic location as the Company. Jerry Shore reviews the salary of each key employee, including executive officers, annually and makes adjustments as appropriate.

      Decisions as to the award of annual cash bonuses to executive officers other than Jerry Shore with respect to each fiscal year are made after the close of the fiscal year. The amount awarded to each executive officer is based on the Company's overall performance, individual performance, base salary level, bonuses paid in prior years and overall equity and fairness.

      The Company typically grants stock options under the Plans once each year. The stock option committee bases its decisions on individual performance, base salary and bonus levels, recommendations from senior management and overall equity and fairness.

      The Board decides annually the amount of the Company's contribution to the Profit Sharing Plan. The amount of such contribution is discretionary, but may not exceed 15% of the total remuneration paid to eligible employees or such other amount as is allowed under the Code. Subject to this limit, the Board determines the amount to be contributed for each year based on the Company's overall performance, the amount contributed in prior years and the amounts of prior contributions recently forfeited by eligible employees due to termination of employment prior to vesting. The Profit Sharing Plan is a broad-based plan in which numerous employees as well as executive officers are eligible to participate. Once the Company contribution is made, amounts are allocated to eligible employees in accordance with a formula based on their remuneration.

      During the last fiscal year, Jerry Shore received an annual salary of $350,000 and an incentive compensation bonus in the amount of $150,000 pursuant to his employment agreement (the "employment agreement"). See Note 4 to the table set forth under "Executive Compensation -- Summary Compensation" elsewhere herein. During the last fiscal year, the CEO Compensation Committee approved an amendment to the employment agreement pursuant to which the incentive bonus compensation formula was modified. Although under the modified incentive bonus formula Jerry Shore would have been entitled to a bonus of $350,000 for the last fiscal year, subsequent to the modification of the employment agreement he decided to limit his bonus to $150,000 for the last fiscal year. Prior to the amendment, the incentive bonus formula was based on the excess of net earnings over a portion of shareholders' equity at the beginning of the fiscal year, subject to an annual limitation of $250,000. The CEO Compensation Committee modified the formula so that the amount of the incentive bonus compensation would not fluctuate based on extraordinary or non-recurring events (such as the call for redemption in the most recent fiscal year of the Company's 7 1/4% Convertible Subordinated Debentures due June 15, 2006) which change stockholders' equity but which are not related to the Company's financial performance. In approving the increase in the amount of the annual limitation for the incentive bonus compensation, the CEO Compensation Committee considered the following principal factors: informal data relating to the salary compensation of chief executive officers of comparable companies in the same geographical area as the Company's headquarters; Jerry Shore's contribution to the long-term success and vitality of the Company and the Company's operating and financial performance during the prior eleven years. The CEO Compensation Committee did not assign any particular numerical weight to these factors. The stock option grant to Jerry Shore during the Company's last fiscal year was made by the stock option committee on the basis of the committee's evaluation of the Company's performance during the prior fiscal year.

      The Board, the CEO Compensation Committee, the stock option committee and Jerry Shore use no set formulas in making their determinations and may afford different weight to different factors for each executive officer. Such weighing may vary from year to year.

      The Board and the CEO Compensation Committee have reviewed the impact of recently enacted Section 162(m) of the Code which, beginning in fiscal 1995, limits the deductibility of certain otherwise deductible compensation in excess of $1 million paid to the Chief Executive Officer and the other executive officers named in the summary compensation table appearing above. It is the Company's policy to attempt to design its executive compensation plans and arrangements to be treated as tax deductible compensation wherever, in the judgment of the Board or the CEO Compensation Committee, as the case may be, to do so would be consistent with the objectives of that compensation plan or arrangement. Accordingly, the Board and the CEO Compensation Committee from time to time may consider whether changes in the Company's compensation plans and arrangements, particularly the Plans, may be appropriate to continue to fulfill the requirements for treatment as tax deductible compensation under the Code.

      The Board of Directors        CEO Compensation Committee

      Anthony Chiesa                Lloyd Frank, Chairman
      Lloyd Frank                   Anthony Chiesa
      Norman M. Schneider           Norman M. Schneider
      Brian E. Shore
      Jerry Shore
      E. Philip Smoot


Compensation Committee Interlocks and Insider Participation

      Anthony Chiesa, a member of the committee of the Board which administers the Plans, is a former Vice President of the Company who retired in 1977. Lloyd Frank, also a member of such committee, is a partner of the law firm Parker Chapin Flattau & Klimpl, which firm was retained to provide counsel to the Company during its last fiscal year and which the Company has retained during its present fiscal year. Jerry Shore, Brian Shore and E. Philip Smoot, directors of the Company who are also executive officers of the Company, participated in deliberations of the Board relating to the amount of the Company's contribution to the Profit Sharing Plan during the Company's last fiscal year.
























































                          STOCK PERFORMANCE GRAPH

      The graph set forth below compares the annual cumulative total return for the Company's five fiscal years ended February 26, 1995 among the Company, the New York Stock Exchange Market Index and a peer group index comprised of the Company and 192 other companies. The peer group companies are classified in the same three-digit industry group in the Standard Industrial Classification Code system. These companies are described as companies primarily engaged in the manufacture of electronic components and accessories. The returns of each company in the peer group have been weighted according to the company's stock market capitalization. The graph has been prepared based on an assumed investment of $100 on February 25, 1990 and the reinvestment of dividends (where applicable).

[Chart to come]


























SHAREHOLDER PROPOSALS

      Shareholder proposals intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Company at the Company's principal executive offices for inclusion in the Proxy Statement and form of Proxy relating to that meeting by January 26, 1996.

OTHER MATTERS

      The Board of the Company has selected Ernst & Young LLP, the Company's auditors for the past fiscal year, as the auditors of the Company for the present fiscal year. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. He will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

      On January 18, 1994, the Company engaged Ernst & Young LLP ("E&Y"), independent auditors, as its accountants to audit the financial statements of the Company and certain subsidiaries for the year ended February 27, 1994 and dismissed Deloitte & Touche ("D&T") as independent accountants for the Company and such subsidiaries. The engagement of E&Y and the dismissal of D&T was approved by the Board. The Audit Committee of the Board did not separately recommend or approve the change in the Company's independent accountants.



      In connection with the audit of the Company's financial statements for the fiscal year ended February 28, 1993, and in the subsequent interim period up to the date of dismissal of D&T, there did not exist any disagreement (within the meaning of Rule 304(a)(1)(iv) of Regulation S-K of the Securities and Exchange Commission ("Regulation S-K")) between the Company and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of D&T, would have caused D&T to have referred to the subject matter of the disagreement in connection with its report on the Company's financial statements. D&T's report on the Company's financial statements for the fiscal year ended February 28, 1993 contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two fiscal years preceding the date of dismissal of D&T and the subsequent interim period up to the date of dismissal of D&T there were no "reportable events", as that term is defined in Rule 304(a)(1)(v) of Regulation S-K.
D&T has furnished the Company with a letter, dated January 25, 1994, addressed to the Securities and Exchange Commission relating to the Company's disclosure set forth in this paragraph. A copy of D&T's letter is an exhibit to Amendment No. 1 on Form 8-K/A to the Company's Current Report on Form 8-K dated January 18, 1994.

      Prior to the engagement of E&Y, no member of that firm was consulted by the Company (1) for the purpose of obtaining a written report or oral advice with regard to the application of accounting principles to a specified transaction of the Company or any of its subsidiaries, (2) regarding the type of audit opinion that might be rendered on the Company's financial statements or (3) regarding any matter that was the subject of a disagreement (within the meaning of Rule 304(a)(1)(iv) of Regulation S-K) between the Company and D&T or which constituted a reportable event (as defined in Rule 304(a)(1)(iv) of Regulation S-K).

      In May 1995, the Company purchased from Reliance Insurance Company insurance covering the directors and officers of the Company and its subsidiaries against certain claims arising out of their service to the Company and subsidiaries. The insurance policy runs for a period of one year at a total cost of $55,000.

      If a proxy or ballot indicates that a stockholder, including a broker or nominee, abstains from voting or does not vote shares on a particular proposal, the shares will be counted as in attendance at the meeting for purposes of a quorum but will not be counted as having been voted on the particular proposal. Abstentions will not be included in the final tally of votes cast for the election of directors under New York law and the Company's By-laws. Abstentions and shares not voted will have the effect of negative votes in determining whether the proposed amendment to the Certificate of Incorporation is authorized under New York law and the Company's By-laws, because such authorization requires the affirmative vote of the holders of a majority of the shares entitled to vote at the Meeting.

      The Board does not know of any other matters to be brought before the meeting. If any other matters not mentioned in the Proxy Statement are properly brought before the meeting, including matters incident to the conduct of the meeting or relating to the adjournment thereof, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment on such matters.

                                    By Order of the Board of Directors,



                                               Jerry Shore,
                                          Chairman of the Board


Dated:  May 26, 1995


[PROXY CARD]
[SIDE 1]


                        PARK ELECTROCHEMICAL CORP.
          PROXY FOR ANNUAL MEETING OF SHAREHOLDERS July 12, 1995
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby constitutes and appoints BRIAN E. SHORE, ANTHONY CHIESA and NORMAN M. SCHNEIDER, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of PARK ELECTROCHEMICAL CORP. to be held at The Chase Manhattan Bank, One Chase Manhattan Plaza, New York, New York on July 12, 1995 at 10:00 o'clock A.M., New York time, and any adjournments thereof, to vote all the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present and to vote upon the following matters:

(1)   ELECTION OF DIRECTORS

      [   ] FOR all nominees listed below (except as marked to
the contrary below).

      [   ] WITHHOLD AUTHORITY to vote for all nominees listed
below.

              ANTHONY CHIESA, LLOYD FRANK, NORMAN M. SCHNEIDER,
              BRIAN E. SHORE, JERRY SHORE and E. PHILIP SMOOT

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)

   ____________________________________________________________

(2)   INCREASE IN Common Stock

      [ ] FOR proposed increase in the number of authorized shares of Common Stock.

      [ ] AGAINST proposed increase in the number of authorized shares of Common Stock.

      [ ] ABSTAIN from voting on proposed increase in the number of authorized shares of Common Stock.

(3) The transaction of such other business as may properly come before the meeting.

      If no specification is made, the shares represented by this Proxy will be voted "FOR" the nominees, "FOR" the proposed increase in Common Stock, and in the discretion of the Proxies on any other business.



             (continued and to be SIGNED on the reverse side)



[SIDE 2]

      The undersigned hereby acknowledges receipt of the Company's 1995 Annual Report and the accompanying Notice of
Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

                              Dated:____________________, 1995

                              ________________________________

                              ________________________________
                              (Signature(s) of Shareholder(s))

                  Please date and sign exactly as name appears hereon. Executors, Administrators, Trustees, etc. should so indicate when signing. If shares are held jointly, both owners should sign.